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                                                           OMB APPROVAL
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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person

   Ameritech Pension Trust   c/o Ameritech Corporation
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   (Last)               (First)                 (Middle)

   Attention Director - Investment Administration and Operation
   225 West Randolph Street, HQ 13A
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                                    (Street)

    Chicago             Illinois               60606
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   (City)               (State)                 (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

    11/17/1997
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Issuer Name and Ticker or Trading Symbol

   AMB Property Corporation (NYSE:  AMB)
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5 Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [ X ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)

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6. If Amendment, Date of Original (Month/Year)

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7. Individual or Joint/Group Filing
   (Check applicable line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person
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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr.5)
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   Common Stock                          12,441,580*                 D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)

              Table II -- Derivative Securities Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      7. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Security     Exer-      tion                                   of               Derivative     (I)            Ownership
   (Instr. 4)            cisable    Date            Title                  Shares           Security       (Instr.5)      (Instr. 5)
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Explanation of Responses:

* Represents the number of shares to be issued to such holder upon consummation of the registrant's initial public offering assuming an offering price of $21.00 per share.


AMERITECH PENSION TRUST
By:  State Street Bank and Trust Company, as Trustee

    /s/ John J. Muir                                        November 17, 1997
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     John J. Muir                                                 Date
     Vice President
     Trust Officer
   **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.